Exhibit (d)(4)

Addendum No. 3 to the Investment Advisory Agreement

This Addendum No. 3 to the Investment Advisory Agreement dated as of June 1, 2022 (the “Amendment”) is entered into by and between BlackRock Funds V, a Massachusetts business trust (the “Fund”), on behalf of BlackRock Floating Rate Income Portfolio, a series of the Fund (the “Portfolio”), and BlackRock Advisors, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund, on behalf of the Portfolio, and the Adviser have entered into an Investment Advisory Agreement dated as of July 18, 2018, as amended (the “Advisory Agreement”), pursuant to which the Adviser agreed to act as investment adviser to the Portfolio; and

WHEREAS, the Advisory Agreement provides that the Fund, on behalf of the Portfolio, will pay to the Adviser a fee, computed daily and payable monthly, at an annual rate set forth in Appendix A thereto; and

WHEREAS, the Advisory Agreement provides that the Advisory Agreement may be changed only be an instrument in writing signed by the party against which enforcement of the change is sought and that any amendment of the Advisory Agreement is subject to the Investment Company Act of 1940, as amended; and

WHEREAS, the Board of Trustees, including a majority of those Trustees who are not interested persons of the Fund, specifically approved an amendment to the Advisory Agreement as set out in this Amendment at an in-person meeting held on May 20, 2022.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Appendix A of the Advisory Agreement is hereby amended as set forth on the Exhibit A attached hereto with respect to the Portfolio.

2.	Except as otherwise set forth herein, the terms and conditions of the Advisory Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum No. 3 to the Investment Advisory Agreement to be executed by their officers designated below as of the day and year first written above.

BLACKROCK FUNDS V

By:	/s/ John Perlowski
Name: John Perlowski
Title: President and Chief Executive Officer

BLACKROCK ADVISORS, LLC

By:	/s/ Trent Walker
Name: Trent Walker
Title: Managing Director

EXHIBIT A

Portfolio	Advisory Fee (as a percentage of average daily net assets)
BlackRock Floating Rate Income	First $1 billion	0.550%
Portfolio	$1 billion - $2 billion	0.500%
	$2 billion - $3 billion	0.475%
	$3 billion - $10 billion	0.450%
	Greater than $10 billion	0.440%